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IOMAI CORPORATION

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Iomai Announces Publication in The Lancet of Phase II Study Demonstrating Significant Efficacy of Travelers’ Diarrhea Vaccine
GAITHERSBURG, Md., and VIENNA, June 11, 2008 — Iomai Corporation (Nasdaq: IOMI) today announced the publication of data from the company’s positive Phase II field study of its travelers’ diarrhea vaccine in The Lancet. The study, which analyzed data from 170 travelers, found that those who received the Iomai patch-based vaccine were statistically significantly less likely to suffer from clinically significant diarrhea than their counterparts who received a placebo.
The study, available online today and to be published in the June 14 edition of The Lancet, found that of the 59 individuals who received the novel, patch-based vaccine, only three suffered from moderate or severe diarrhea, while 23 of the 111 who received a placebo suffered from moderate or severe diarrhea, a 75 percent reduction (p=0.007). One of the 59 volunteers in the vaccine group reported severe diarrhea, compared with 12 of the 111 in the placebo group, an 84 percent reduction (p=0.033).
“These results suggest that the Iomai patch has the potential to fundamentally change the way we approach prevention of this disease, an ailment against which we now have very few weapons,” said Herbert L. DuPont, M.D., professor and director of the Center for Infectious Diseases at The University of Texas School of Public Health and the principal investigator on the trial. “If these results are replicated, the Iomai vaccine will have the potential to not only mitigate a disease that sickens millions each year but also keep some patients from going on to develop the chronic symptoms of irritable bowel syndrome.”
As previously announced, Iomai and Intercell AG (VSE: ICLL) have entered into an agreement whereby Iomai has agreed to be acquired by Intercell AG.
In addition to the acute symptoms of travelers’ diarrhea, which include severe diarrhea, abdominal cramps and dehydration, patients who suffer a bout of travelers’ diarrhea are also at higher risk of developing irritable bowel syndrome, a chronic condition characterized by pain, bloating, diarrhea or constipation.
Diarrheal disease also exacts a significant toll on children in the developing world, where diarrhea linked to enterotoxigenic E. coli — the most common causes of travelers’ diarrhea — sickens 210 million children each year, killing more than 350,000 annually.

“Bacterial diarrheal disease is a significant medical problem for children and travelers, and our technology represents an advance in vaccine delivery and a breakthrough in the field of infectious disease. We look forward to targeting both the significant travelers market and developing the vaccine for the children in the developing world who still suffer serious morbidity and mortality from this disease,” said Gregory Glenn, M.D., Iomai’s Chief Scientific Officer.
Iomai plans to initiate a Phase III program for the needle-free vaccine patch in 2009.
The research was conducted in collaboration with researchers from the Johns Hopkins Bloomberg School of Public Health and the University of Texas School of Public Health.
The Lancet, which has been published since 1823, is an independent and authoritative voice in global medicine that seeks to publish high-quality clinical trials that will alter medical practice. The Lancet delivers in-depth knowledge in key medical disciplines. (www.thelancet.com)
About the Phase II Trek Study
The Trek Study followed travelers to Mexico and Guatemala. Volunteers received either two doses of the Iomai vaccine patch or a placebo, 2 to 3 weeks apart, with the last dose administered at least a week before travel. Travelers kept detailed diaries and received in-country checkups. The study met its primary endpoints, which were designed to evaluate the safety of the vaccine and the incidence of enterotoxigenic E. coli (ETEC) bacteria — the most common cause of travelers’ diarrhea. No vaccine-related serious adverse events were reported.
Of the few vaccinated patients who were sickened, the diarrhea lasted only half a day on average, while those in the placebo group endured two days of illness and more than twice as many loose stools. Although not statistically significant, the frequency of new-onset irritable bowel syndrome, a long-term consequence of travelers’ diarrhea, was three times greater in placebo than vaccine recipients.
Iomai’s vaccine uses an ETEC toxin delivered via a skin patch using the company’s novel transcutaneous immunization (TCI) technology. ETEC causes illness through the toxins it produces, including one known as heat-labile toxin or LT. Iomai’s unique patch-based vaccine enables the safe administration of this potent immunogen into the skin to stimulate the immune response.
About Travelers’ Diarrhea
This year, approximately 55 million international travelers will visit countries where bacteria that cause travelers’ diarrhea are endemic, particularly Africa, Asia and Latin America, and about 20 million of those travelers will develop travelers’ diarrhea.

A recently completed market study suggested that there is a large market for an effective travelers’ diarrhea vaccine, potentially exceeding $750 million annually. If approved, the Iomai vaccine would be the first vaccine for travelers’ diarrhea available in the United States.
ETEC’s impact goes beyond travelers. The World Health Organization estimates that children in the developing world suffer 210 million episodes of diarrhea caused by ETEC annually, causing 380,000 deaths each year.
About Iomai Cooperation
Iomai Corporation discovers and develops vaccines and immune system stimulants, delivered via a novel, needle-free technology called transcutaneous immunization (TCI). TCI, discovered by researchers at the Walter Reed Army Institute of Research, taps into the unique benefits of a major group of antigen-presenting cells found in the outer layers of the skin (Langerhans cells) to generate an enhanced immune response. Iomai is leveraging TCI to enhance the efficacy of existing vaccines, develop new vaccines that are viable only through transcutaneous administration and expand the global vaccine market. Iomai currently has four product candidates in development: three targeting influenza and pandemic flu and one to prevent travelers’ diarrhea. For more information on Iomai, please visit www.iomai.com.
Iomai announced on May 12 that it has entered into an agreement with Intercell AG in which Intercell will acquire Iomai for $6.60 a share.
Some matters discussed in this press release constitute “forward-looking statements” that involve known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Such forward-looking statements include statements about the patch vaccine being a prophylaxis for travelers’ diarrhea, the timing for commencing Phase III studies, and bringing the product candidate to market; the potential size of the market for a travelers’ diarrhea vaccine; the applicability of TCI technology to other pathogens; that, if approved, Iomai’s vaccine would be the first available in the U.S.; and about the anticipated acquisition of Iomai by Intercell. Applicable risks and uncertainties include, among others, that Iomai may not be able to enroll sufficient numbers of patients in future clinical trials; that future clinical trials may not replicate results seen in the trial described in this press release; that Iomai may be unable to obtain the regulatory approvals necessary to conduct additional clinical trials or to market any product for travelers’ diarrhea; that estimates of market size overstate the number of travelers who would use such a product, if it were approved; that competitors may develop products that are safer, more effective, or more convenient to use; that the proposed acquisition of Iomai by Intercell does not close or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; that prior to the closing of the acquisition, Iomai’s business suffers due to uncertainty; that the companies are unable to successfully execute their integration strategies, or achieve planned synergies; and the risks identified under the heading “Factors That May Impact Future Results” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in Iomai’s Quarterly Report on Form 10-Q for the three months ended March 31, 2008, and filed with the Securities and Exchange Commission. Iomai cautions investors and others not to place undue reliance on the forward-looking statements contained in this press release. Iomai’s business is subject to many risks. For a discussion of such risks, you are encouraged to read the documents the Company files with the U.S. Securities and Exchange Commission, available at http://www.sec.gov. The statements in this press release speak only as of the date of this document.

About Intercell AG
Intercell AG is a growing biotechnology company which focuses on the design and development of novel vaccines for the prevention and treatment of infectious diseases with substantial unmet medical need. The Company develops antigens and adjuvants which are derived from its proprietary technology platforms and has in-house GMP manufacturing capabilities. Based on these technologies, Intercell has strategic partnerships with a number of global pharmaceutical companies, including Novartis, Merck & Co., Inc., Wyeth, Sanofi Pasteur, Kirin, and the Statens Serum Institut.
The Company’s leading product, a prophylactic vaccine against Japanese Encephalitis, successfully concluded pivotal Phase III clinical trials in 2006. The Market Authorization Application (MAA) in Europe as well as the Biological License Application (BLA) with the US Food and Drug Administration (FDA) for the use of the vaccine to prevent Japanese Encephalitis were submitted in December of 2007. The licensure application to TGA (Therapeutic Goods Administration) in Australia was submitted in February of 2008.
The Company’s broad development pipeline includes a partnered S. aureus vaccine in Phase II, a therapeutic vaccine against Hepatitis C in Phase II, a Pseudomonas vaccine in Phase II, a partnered Tuberculosis vaccine (Phase I/II), and five products focused on infectious diseases in preclinical development.
Intercell is listed on the Prime Market of the Vienna Stock Exchange under the symbol “ICLL”.
ISIN: AT0000612601
For more information on Intercell, please visit: www.intercell.com
Important Additional Information Regarding the Proposed Merger
In connection with the proposed transaction, on May 14, 2008, Iomai Corporation filed a preliminary proxy statement for its stockholders with the Securities and Exchange Commission (SEC). Iomai Corporation will be filing a definitive proxy statement for its stockholders and other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, IOMAI STOCKHOLDERS AND INVESTORS ARE URGED TO CAREFULLY READ THE PRELIMINARY PROXY STATEMENT AND, WHEN IT BECOMES AVAILABLE, THE DEFINITIVE PROXY STATEMENT AS WELL AS ANY OTHER RELEVANT MATERIALS, IN THEIR ENTIRETY BECAUSE THE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND IOMAI. Investors and stockholders may obtain copies of the proxy statements and other relevant documents filed with the SEC by Iomai free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders may obtain copies of the proxy statements and other relevant documents filed with the SEC by Iomai free of charge (when they are available) by going to Iomai’s Investor Relations page on its corporate website at www.iomai.com.

Iomai and its directors, executive officers and other members of management may be deemed to be participants in the solicitation of proxies from Iomai’s stockholders with respect to the proposed transaction. Information regarding the interests of such potential participants in the proxy solicitation is contained in the preliminary proxy statement and will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.
Contact Iomai Corporation:
Russell P. Wilson
SVP, Chief Financial Officer and General Counsel of Iomai Corporation
P: +1-301-556-4478
Mail to: investors@iomai.com
Brian Reid
WeissComm Partners, Inc.
703-402-3626
breid@wcpglobal.com
Contact Intercell AG:
Lucia Malfent
Head of Corporate Communications
Campus Vienna Biocenter 2, A-1030 Vienna
P: +43-1-20620-303
Mail to: LMalfent@intercell.com
This communication expressly or implicitly contains certain advance statements concerning Intercell AG and its business. Such statements involve certain known and unknown risks, uncertainties and other factors which could cause the actual results, financial condition, performance or achievements of Intercell AG to be materially different from any future results, performance or achievements expressed or implied by such advance statements. Intercell AG is providing this communication as of this date and does not update any advance statements contained herein as a result of new information, future events or otherwise.